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                                                                       EXHIBIT H



Securities and Exchange Commission
(Release No. __-____)
Filing Under the Public Utility Holding Company Act of 1935 (the "Act") _________________, 1998

         Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.

         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by _________, 1998 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarants at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

         Interstate Energy Corporation ("IEC"), 222 West Washington Avenue, Madison, Wisconsin 53703, a registered public utility holding company, has filed an Application-


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Declaration under Sections 2, 6, 7, 9, 10, 12 and 13 under the Act and Rules 40,
43, 45, 53, 80, 87, 88, 90, 91 and 93 thereunder.

         In its Application-Declaration, IEC, a Wisconsin corporation, seeks authorization for (i) IEC to issue notes and/or commercial paper and enter into certain guarantees, (ii) IEC and Alliant to make capital contributions, (iii) the subsidiaries of each of IEC and Alliant, including Alliant Services Company, to incur short-term borrowings, (iv) IEC and its subsidiaries, including Alliant, to establish and utilize a system of separate money pools to coordinate and provide for the short-term cash requirements of the applicants and (v) to provide funds for IEC to finance on an interim basis the acquisition of foreign utility companies and exempt wholesale generators.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                        Jonathan G. Katz
                                        Secretary


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